Exhibit 10.8

Schedule Required by Instruction 2 to Item 601
of Regulation S-K

The General Security Agreements entered into in connection with the Credit Agreement, dated May 9, 2013, by and betweenM&T Bank, Hardinge Inc. and Hardinge Holdings GmbH are substantially identical in all material respects to the General Security Agreement, dated May 9, 2013, by and between Hardinge Inc. and M&T Bank (which is featured as Exhibit 10.7 to the Form 10-Q for the quarter ended June 30, 2013) (the “Hardinge Security Agreement”) except as to (i) the parties thereto, (ii) the inclusion of the provision referenced below, which appears in Section 1.1 of the Hardinge Security Agreement, (iii) the inclusion of the language in certain subsections of Section 7.1 as highlighted in brackets in the text of such subsections of Section 7.1 referenced below (which appears in the Hardinge Security Agreement) and (iv) the treatment of the language in the last sentence of Section 10.5 as highlighted in brackets in the text of such provision of Section 10.5 referenced below (which appears in the Hardinge Security Agreement):

Section 1.1 Provision

Nothing herein shall be construed to be a grant of a security interest in more than sixty-five percent (65%) of Debtor’s equity interests in any foreign subsidiary.

Text of Section 7.1(vii) (as highlighted with bracketed language)

(vii) the reorganization, merger, consolidation or dissolution of Debtor [or Borrowers] (or the making of any agreement therefor);

Text of Section 7.1(ix) (as highlighted with bracketed language)

(ix) the entry of any judgment or order of any court, other governmental authority or arbitrator against Debtor [or Borrowers] in an aggregate amount of $500,000.00 over and above any insurance coverage which has been determined by the insurance carrier to be applicable to the claim underlying the judgment, and any such judgments remain unbounded, unstayed or undismissed for period of thirty (30) consecutive days;

Text of Section 7.1(xi)(b) (as highlighted with bracketed language)

(xi) an adverse change in the Collateral, Debtor or Borrowers their business, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to Secured Party, and which change Secured Party reasonably determines will have a material adverse effect on … (b) the ability of [Debtor or] Borrowers to pay or perform the Obligations;

Last Sentence of Section 10.5 (as highlighted with bracketed language)

This Agreement shall be binding upon Debtor and Borrowers and upon their heirs and legal representatives, its successors and assignees, and shall insure to the benefit of, and be enforceable by, Secured Party, its successors and assigns and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by [Debtor] without the prior written consent of Secured Party.

Party to General Security Agreement with M&T Bank	Inclusion of Language in Section 1.1	Inclusion of Bracketed Language in Section 7.1(vii)	Inclusion of Bracketed Language in Section 7.1(ix)	Inclusion of Bracketed Language in Section 7.1(xi)(b)	Treatment of Bracketed Language in Section 10.5
Cherry Acquisition Corporation (n/k/a Forkardt Inc.)	No	No	Yes	No	Replaced with “any party”
Hardinge Technology Systems, Inc.	No	Yes	Yes	Yes	Replaced with “any party”
Usach Technologies, Inc.	No	Yes	No	No	Replaced with “any party”